UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 18, 2021

Startek, Inc.
(Exact name of registrant as specified in charter)

Delaware	1-12793	84-1370538
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Carrara Place
4th Floor Suite 485
6200 South Syracuse Way
Greenwood Village, Colorado 80111
 (Address of Principal Executive Offices) (Zip Code)

(303) 262-4500
 (Registrant’s telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	SRT	New York Stock Exchange, Inc.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Agreement

On February 18, 2021 Startek, Inc. (“Startek”) entered into a Facilities Agreement, dated February 18, 2021 (the “Facilities Agreement”), by and among CSP Alpha Midco Pte. Ltd., CSP Alpha Holdings Pte. Ltd. (the “Company”), Startek., Aegis BPO Services Australia, ESM Holdings Limited, Startek Philippines, Inc., Aegis Oursourcing South Africa (Pty) Ltd., the lenders party thereto, DBS Bank, Ltd. and ING Bank N.V., Singapore Branch as the mandated lead arrangers and bookrunners, Madison Pacific Trust Limited, as agent and security agent and DBS Bank Ltd., as the secondary security agent.

The Facilities Agreement provides for a US$165 million term loan facility and a US$20 million revolving credit facility, in each case with a maturity date 60 months after the date of first utilization of the term loan facility. The availability period for the term loan facility is 30 days after the date of the Facilities Agreement. The Facilities Agreement also contains an accordion feature to increase the term loan facility by $30 million, subject to certain conditions. The term loan facility amortizes 2.5% on the date that is 21, and 24 months from closing, 3.75% on the date that is 27, 30, 33 and 36 months from closing, 5.0% on the date that is 39, 42, 45, 48 and 51 months from closing, 10% on the date that is 54 months from closing and 15% on the date that is 57 months from closing. The Facilities Agreement also contain certain mandatory repayment provisions, including with respect to disposition proceeds, insurance proceeds, excess cash flow, and certain investments of the Company.

Under the Facilities Agreement and subject to the terms thereunder, Startek guarantees payment of, and performance by the Company and its affiliates party to the Facilities Agreement of, all obligations of the Company and such affiliates under the Facilities Agreement and related finance documents.

The term loan facility and the revolving loan facility each bear interest at a rate per annum equal to a LIBOR rate plus an applicable margin of between 3.75% and 4.50%, depending on an adjusted leverage ratio. The Facilities Agreement also contains a commitment fee on the available amount of the term loan facility and the revolving credit facilities, each equal to 35% of the then margin.

The Facilities Agreement contains various negative covenants that, subject to certain limitations, thresholds and exceptions, limit Startek and other restricted subsidiaries of the Company to (among other restrictions): incur indebtedness; grant liens; pay dividends and make subsidiary and certain other distributions; sell assets; make investments; enter into transactions with affiliates; and make certain modifications to material documents (including organizational documents). The Facilities Agreement also contains financial covenants, including cash flow cover, adjusted leverage and limitations on capital expenditures. Each of the cash flow cover and adjusted leverage financial covenants are subject to equity cure provisions.

The Facilities Agreement also contains customary representations and warranties, affirmative covenants and events of default. If an event of default occurs under the Facilities Agreement, then the agent may, or a majority of the lenders through the agent may, (a) declare the loans under the Facilities Agreement to be immediately due and payable and/or (b) foreclose on the collateral securing the obligations under the Facilities Agreement.

The foregoing description of the Facilities Agreement is not intended to be complete and is qualified in its entirety by reference to the full text of the Facilities Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

A copy of the press release announcing the entry into the Facilities Agreement is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement

On February 18, 2021, the Company used proceeds from the Facilities Agreement to prepay and terminate the credit facility made available to it under that certain Amended and Restated Senior Term and Revolving Facilities Agreement, dated October 27, 2017 by and among the Company, DBS Bank LTD, as agent and secondary security agent, Madison Pacific Trust Limited, as security agent, and the guarantor parties thereto.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information under Item 1.01 is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

Exhibit Number	Description
10.1
Facilities Agreement, dated February 18, 2021, by and among CSP Alpha Midco Pte. Ltd., CSP Alpha Holdings Pte. Ltd., Startek, Inc., Aegis BPO Services Australia, ESM Holdings Limited, Startek Philippines, Inc., Aegis Oursourcing South Africa (Pty) Ltd., the lenders party thereto, DBS Bank, Ltd. and ING Bank N.V., Singapore Branch as the mandated lead arrangers and bookrunners, Madison Pacific Trust Limited, as agent and security agent and DBS Bank Ltd., as the secondary security agent.

99.1	Press Release dated February 24, 2021
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STARTEK, INC.

Date: February 24, 2021	By:	/s/ Aparup Sengupta
Aparup Sengupta
Global Chief Executive Officer